EXHIBIT 99.1

News Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
425-576-3600

Contacts:
Investors: Amit Mehta 425-576-3692
Media: Susan Johnston 425-576-3617

Nextel Partners to Revise Financial Statements

KIRKLAND, Wash. – March 11, 2005 - As anticipated in its year-end earnings announcement, Nextel Partners, Inc. (NASDAQ: NXTP) today joined other public companies in announcing plans to revise its 2004 financial results due to recent clarification from the Securities and Exchange Commission about lease transaction accounting practices.

The company will also restate financial statements for fiscal periods ended Dec. 31, 2000 through 2003 and the first three interim periods of 2004. Updated figures will be included on Form 10-K in its 2004 Annual Report. Although adjustments are not expected to be material, previously filed financial statements should not be relied upon.

“The impact of these adjustments is not expected to be material to any previously issued financial statements,” said Barry Rowan Nextel Partners’ Chief Financial Officer. “But we want to make sure we’re adhering closely to Securities and Exchange Commission guidelines and believe it’s important to go back and make these adjustments to ensure comparability across periods.”

The cumulative effect of adjustments through Dec. 31, 2004 is expected to be less than $20 million. And because the modifications relate solely to accounting treatment, they will not affect Nextel Partners’ historical or future cash flow, or the timing of payments under its relevant leases.

Adjustments to prior period financial statements are not attributable to any material non-compliance by the company, as a result of any misconduct, with any financial reporting requirements under securities laws.

Nextel Partners, Inc. (NASDAQ:NXTP), based in Kirkland, Wash., has exclusive rights to offer the same fully integrated, digital wireless communications services offered by Nextel Communications, Inc. (Nextel) in mid-sized and rural markets in 31 states where approximately 54 million people reside. Nextel Partners and Nextel together offer the largest guaranteed all-digital wireless network in the country serving 297 of the top 300 U.S. markets. To learn more about Nextel Partners, visit www.nextelpartners.com.

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